Exhibit 8.2

September 25, 2006

Newkirk Realty Trust, Inc. 7 Bulfinch Place, Suite 500 Boston, MA 02114

Re:	Agreement and Plan of Merger by and among Lexington

Corporate Properties Trust and Newkirk Realty Trust, Inc.

Ladies and Gentlemen:

We have acted as counsel to Newkirk Realty Trust, Inc., a Maryland corporation ("Newkirk"), in connection with the proposed merger (the "Merger") of Newkirk with and into Lexington Corporate Properties Trust, a Maryland statutory real estate investment trust (“Lexington"), pursuant to the terms of the Agreement and Plan of Merger by and among Lexington and Newkirk, dated as of July 23, 2006, as amended as of September 11, 2006 (the "Merger Agreement"), as more fully described in the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on September 13, 2006, as amended through and including the date hereof (the "Registration Statement"). This opinion is being rendered to you in connection with the Registration Statement, and will be filed as an exhibit to the Registration Statement on or about the date hereof. All capitalized terms used herein and not otherwise defined shall have the meanings specified in the Merger Agreement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement and such other documents, corporate records, agreements and other instruments, certificates, opinions and correspondence as we have deemed necessary or appropriate for purposes of rendering this opinion. In such examination, we have assumed the genuineness of all signatures on the documents we have examined, the conformity with the originals (and the authenticity of such originals) of all documents submitted to us as copies, and where applicable, the execution of such documents by the Effective Time of the Merger in the same form as that reviewed by us. We have also assumed that all transactions will occur as described in the examined documents, and that all statements in such documents are accurate. In addition, we have relied (without independent investigation or review) upon the factual representations of a duly appointed officer of Newkirk and of Lexington, dated the date hereof (together, the “Representations Letters”). We have also assumed to be true and are expressly relying upon the opinion to be delivered to Lexington by Paul, Hastings, Janofsky & Walker LLP in connection with the Registration Statement and at the Effective Time of the Merger. We have further assumed that any representation made to the best of knowledge of or

Newkirk Realty Trust, Inc.

September 25, 2006

any similar qualification of any party is a true statement notwithstanding the qualification, and that all representations will be true and correct as of the Effective Time.

Based upon and subject to the foregoing, we are of the opinion that:

(i)          commencing with its taxable year ended December 31, 2005, Newkirk has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and Newkirk’s current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code;

(ii)         the Merger, as contemplated by the Merger Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Code; and

(iii)        having reviewed the discussion in the Registration Statement under the caption "Material Federal Income Tax Consequences of the Merger," such discussion, to the extent it describes provisions of United States federal income tax law, fairly and accurately presents the current federal income tax law applicable to the Merger as of the date hereof.

The above opinions are based on the Code, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial interpretations thereof, in each case as in effect on the date hereof, all of which are subject to change. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. Accordingly, there can be no assurance that the Internal Revenue Service will not take a contrary position, that the applicable law will not change, or that any such change will not have retroactive effect.

We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. Moreover, Newkirk’s qualification and taxation as a real estate investment trust will depend upon Newkirk’s ability to meet, on a continuing basis, through actual annual operating and other results, the various real estate investment trust requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. We do not undertake to review Newkirk’s compliance with these requirements on a continuing basis and we express no opinion concerning whether Newkirk actually will satisfy these requirements for any particular year. Accordingly, no assurance can be given that the actual results of Newkirk’s operations will satisfy these requirements for the current or any future year.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and

Newkirk Realty Trust, Inc.

September 25, 2006

the reference to Katten Muchin Rosenman LLP under the headings "Material Federal Income Tax Consequences of the Merger" and "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP